Exhibit 10.74

AMENDED AND RESTATED
EQUIPMENT LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Agreement”), dated as of November 21, 2002, is made by and between RF Monolithics, Inc., a Delaware corporation (“Lessor”), having its principal place of business at 4347 Sigma Road, Dallas, TX, 75244, and Tai-Saw Technology Co., Ltd., (“Lessee”) a corporation duly organized and existing under the laws of Taiwan, with its principal place of business at No. 3, Industrial 2nd Rd., Ping-Chen Industrial District, Taoyuan, 324, Taiwan, R.O.C., and amends and restates and supersedes in its entirety that certain Equipment Lease Agreement dated as of December 17, 2001, between Lessor and Lessee (the “Original Agreement”)

RECITALS

1.
Lessee and Lessor entered into a separate agreement (the “Manufacturing Assembly Agreement”) pursuant to which Lessee has Manufactured and will Manufacture Product (as defined in that Agreement) for Lessor using leased Assets. Successful qualification testing of Product is a vital step which is mentioned in certain paragraphs below and which will initiate certain actions as detailed in those paragraphs.

2.	Lessee has leased certain machinery and equipment from Lessor for purposes of Manufacturing of said Product pursuant to the Original Agreement.

3.	The parties desire to enter into this Agreement to clarify, update and more completely set forth their agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

LEASE

1.1    Lease of Machinery and Equipment.    Upon the terms and subject to the conditions and other provisions set forth in this Agreement, Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to make lease payments to Lessor for, machinery, equipment, accessories and manuals listed on Exhibit “A” attached hereto (the “Assets”).

(a)  Total of Lease Payments.    [RFM 013—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

(b)  Lease Prepayment.    Lessee will pay Lessor a Lease Prepayment [RFM 014—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.] to cover the partial monthly lease payment RFM015- Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.] of the lease period including any periods of renewal. The parties agree and acknowledge that the Lease Prepayment has been paid in full pursuant to the Original Agreement.

(c)  Fair Market Purchase Option.    Lessee will have the option at the end of this lease agreement to purchase the Assets under Lease Agreement as described in subsequent paragraphs, at the then fair market value (the “Fair Market value Purchase Option”).

(d)  Lease Payments.    Monthly payments of [RFM 016- Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.] are due under this Agreement (“Lease payments”) during the Lease Term. The timing of the first monthly lease payment will be based on the date of notification of successful Product qualification testing from Lessor to Lessee. Notification can be by e-mail or other electronic transfer means. The first monthly lease payment will be due on the fifth (5th) day of the month following notification of successful Product qualification testing unless the Lease Payments are suspended under the Guaranteed Minimum Order Quantity provisions listed below in this paragraph. Lessee shall wire transfer to Lessor a payment in immediately available funds of U.S. Dollars per Lessor’s instructions. The parties acknowledge that no Lease Payments have been made to date. Such payments shall continue to be paid in each succeeding month, due on the fifth day of each month, but with one-week grace period, thereafter until the end of the lease period described below, at which time, Lessee will have the option to purchase the Assets at the then fair market value per paragraph 1.1(c) above. Lease payments may be suspended without penalty, if the total quantity of Product Ordered by Lessor in a given month is not equal to or greater than the “Guaranteed Minimum Order Quantity” as defined in Schedule A1, paragraph 3.2 of the “Manufacturing Assembly Agreement” into which Lessor and Lessee have entered. Such suspension will continue until such time as the total quantity of Product Ordered by Lessor in a month is equal to or greater than, or returns to being equal to or greater than, the “Guaranteed Minimum Order Quantity.” If the sum of the quantities of Product Ordered by the last week of a month is equal to or greater than the “Guaranteed Minimum Order Quantity,” then the “Guaranteed Minimum Order Quantity” shall be deemed to be in effect for that month, and the lease payment for that month will be due on the fifth (5th) day of the following month as indicated above in this paragraph.

(e)  Term of the Lease.    The term of the lease period for the Assets is 36 months beginning from the date of the first monthly lease payment. Until and after the first monthly lease payment is made, paragraphs 1.1(i) and 3.1 apply. Lease is renewable annually in twelve (12) month increments (such term, including its extensions, if any, is referred to as the “Lease Term”).

(f)  Early Termination of the Lease.    The Lease Agreement may be terminated sooner than 36 months as follows:

(1)  If Lessee for any reason initiates early termination of the Lease Agreement, Lessee must inform Lessor at least 180 days prior to anticipated termination. Lessee and Lessor must enter into negotiation regarding the early termination of the Lease Agreement. Lessee agrees to pay any early termination fees or other special charges as negotiated between Lessee and Lessor, and will arrange for and pay for all de-installation, crating and other preparation for shipment, shipment, customs, and delivery of Assets back to Lessor, to include installation and repair of Assets at Lessor’s facility, if Lessor deems appropriate and necessary.

(2)  If (i) Lessee fails to regularly pay lease payments, (ii) Lessor is not in default under this Agreement, and (iii) Lessor is in compliance with its volume obligations set forth in paragraph 1.1(f)4 below and Lessee does not make arrangements for satisfaction of lease payments that Lessor deems appropriate and acceptable, then the Lessee will be in breach of Agreement and must return assets to Lessor at Lessee’s expense, to include de-installation at Lessee’s facility, crating and other preparation for shipment, shipment, customs charges, delivery to Lessor’s facility and installation and repair at Lessor’s facility necessary to make the Assets functional if necessary. Termination of this Agreement under this case shall in no way relieve Lessee from the obligation to make payment of all amounts then due and payable. Further, Lessor shall be entitled to recover any and all actual costs, expenses and damages, including reasonable attorneys’ fees and/or offset any amounts due to Lessor by any and actual costs and expenses incurred by Lessor as a result of the breach of this Agreement. Any remedies of this nature shall not be exclusive, but shall be cumulative of any other remedy herein or any other statute or law.

(3)  If Lessor for any reason except for a breach of this Agreement as indicated in paragraph 1.1(f)2 above, initiates early termination of the Lease Agreement, Lessor must inform Lessee at least 180 days prior to anticipated termination. Lessor and Lessee must enter into negotiation regarding the early termination of the Lease Agreement. Lessor agrees to pay any early termination fees or other special charges as negotiated between Lessor and Lessee, and will arrange for and pay for shipment and transfer of Assets back to Lessor, to include any installation and repair of Assets at Lessor’s facility. Early termination fees may include a prorated repayment by the Lessor to the Lessee of the Lease Prepayment amount based on the remaining months of the Lease Period divided by the Lease Period to include any renewals.

[RFM 017- Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.]

(4)  As noted in the Recitals of this Agreement, Lessor and Lessee have entered into a separate agreement (the “Manufacturing Assembly Agreement”) under which Lessee will Manufacture Product (as defined in that agreement) for Lessor using Assets. A material breach of this referenced agreement (the “Manufacturing Assembly Agreement”) regarding and involving the Product listed in Schedule A1 of that agreement shall also constitute a breach of this Agreement. Under this condition, Lessoragrees to not remove Assets from Lessee’s factory and to allow Lessee to use Assets to manufacture products for other customers until breach is corrected, or until the Lease is terminated. Lessee agrees to continue monthly lease payments for each month from the time of the breach until the breach is corrected, or until the Lease is terminated.

If the breach of the Manufacturing Assembly Agreement cannot be corrected to the satisfaction of Lessor, Lessee shall have the option of keeping the Assets and paying Lessor a negotiated Fair Market Value Purchase Price, or returning Assets to Lessor at Lessee’s expense. In either case, Lease shall be considered to be terminated at that time. If Assets are returned to Lessor, Lessee will be liable for expenses to include de-installation at Lessee’s facility, crating and other preparation for shipment, shipment, customs charges, delivery to Lessor’s facility and installation and any repairs at Lessor’s facility necessary to make the Assets functional. Further, Lessor shall be entitled to recover any and all actual costs, expenses and damages, including reasonable attorneys’ fees and/or offset any amounts due to Lessee by any and actual costs and expenses incurred by Lessor as a result of the breach of this Agreement. Any remedies of this nature shall not be exclusive, but shall be cumulative of any other remedy herein or any other statute or law.

(5)  If both parties deem that it is in their mutual best interest to terminate the Lease Agreement prior to the defined term of the program, then Assets may be purchased by Lessee or may be returned to Lessor. If Assets are to be purchased by Lessee, both parties will establish and agree on a Fair Market Value Purchase Price. However, nothing in the preceding sentence shall obligate Lessor to reduce the total of the unpaid balance of the remaining lease payments. Lessor will deliver to Lessee a bill of sale for the Assets after receipt of either payment of the all remaining lease payments and the Fair Market Value Purchase Price, or a Fair Market Value Purchase Price as negotiated by both parties, and this Agreement will then be considered to be terminated. If Assets are to be returned to Lessor, Lessor will be liable for expenses to include de-installation at Lessee’s facility, crating and other preparation for shipment, shipment, customs charges, delivery to Lessor’s facility and installation and any repairs at Lessor’s facility necessary to make the Assets functional.

(6)  If during the term of this Lease, a petition in bankruptcy is filed by or against Lessee, or if Lessee, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceedings, or if Lessee shall file or attempt to file an assignment for the benefit of creditors, or if Lessee shall apply to its creditors to compound its debts, then in any such event, Lessor may without any prejudice to any other lawful remedy, terminate this Equipment Lease Agreement, and Lessee shall, upon demand, at Lessee’s sole expense, de-install Assets from Lessee’s facility, crate and otherwise prepare the Assets for shipment, ship Assets to Lessor’s facility, pay any customs fees necessary, install Assets at Lessor’s facility and make Assets operational at Lessor’s facility.

(7)  If during the term of this Lease, a petition in bankruptcy is filed by or against Lessor, or if Lessor, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceedings, or if Lessor shall file or attempt to file an assignment for the benefit of creditors, or if Lessor shall apply to its creditors to compound its debts, then in any such event, Lessee may without any prejudice to any other lawful remedy, terminate this Equipment Lease Agreement. Lessee may petition the appropriate judicial body to acquire Assets at a then established Fair Market Value Purchase Price. If Lessee chooses not to petition to acquire Assets, Assets shall, at Lessor’s sole expense, be de-installed from Lessee’s facility, crated or otherwise prepared for shipment, and shipped to Lessor’s, or another otherwise designated facility. Lessor shall pay any customs fees necessary.

(g)  Deliveries of the Parties.    Upon closing of and exercise of the Fair Market Value Purchase Option, or other sale of Assets to Lessee,

(1)  Lessor shall deliver to Lessee a bill of sale with respect to the Assets (the “Bill of Sale”), duly executed by Lessor, after Lessor’s receipt of full payment of the lease payments and the Fair Market Value Purchase Price from Lessee, or the receipt of payment of the negotiated Fair Market Value Purchase Price as indicated in paragraph 1.1(f)4 or 1.1(f)5.

(2)  Lessor will arrange for crating and/or shipment of the Assets to Lessee using Lessee’s instructions for use of a freight forwarder per paragraphs 4.6 (a) and 4.6(b).

(3)  Each party shall deliver to the other party such other documents and certificates as the other party may reasonably request.

(h)  Delivery of Assets; Title; Risk of Loss.    The parties acknowledge that the Assets leased hereunder were delivered to Lessee’s facility FOB, Dallas, Texas, U.S.A. (as defined in IncoTerms (2000) published by the International Chamber of Commerce) pursuant to the Original Agreement. Title to the Assets shall pass to Lessee upon exercise of the Fair Market Purchase Option and Lessor’s receipt of full payment of the Fair Market Value Purchase Price from Lessee. The parties acknowledge that Risk of Loss with respect to the Assets passed to Lessee upon delivery to freight forwarder at Dallas, Texas, U.S.A pursuant to the Original Agreement. Lessee agrees to procure insurance against loss and damage for leased Assets equal to the value of the Assets as shown in Exhibit A of this Agreement to be in force at the time Assets are delivered to the freight forwarder, and agrees to continue insurance against loss and damage equal to the depreciated value at any time during each subsequent 12-month period going forward until the end of the lease period, or until Lessee obtains title to the Assets.

(i)  Ownership.    Lessee understands and acknowledges that it shall under no circumstances be considered to have any ownership or proprietary interest in the Assets during the time when the Assets are under Lessee’s control. This includes the time prior to the first monthly lease payment. Lessee agrees to segregate on its company books and conspicuously label leased Assets on each piece of equipment to indicate RFM ownership until the lease is terminated. Lessee agrees that it will not mortgage, pledge, assign or borrow against the leased Assets during the time the lease is in force or that Assets are under Lessee’s control.

(j)  Use of Assets.    Lessor agrees that Lessee may use Assets to manufacture products for other customers with prior approval in writing from Lessor.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of Lessor.    Lessor hereby represents and warrants to Lessee as follows:

(a)   Organization and Qualification.    It is a corporation duly organized, existing and in good standing under the laws of the state of its incorporation and has the corporate power to own its properties and to carry on its business as now being conducted.

(b)  Authorization; Enforcement.    It has full legal right, power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by it.

(c)  EXCLUSION OF WARRANTIES.    LESSOR WARRANTS THAT ALL OF THE ASSETS PERFORMED SATISFACTORILY IN THE MANUFACTURE OF LESSOR’S PRODUCTS AT THE TIME THEY WERE REMOVED FROM SERVICE TO BE CRATED FOR SHIPMENT. ALL OF THE ASSETS ARE BEING TRANSFERRED TO LESSEE “AS IS” AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS AGREEMENT AND SHALL NOT APPLY TO THE ASSETS TRANSFERRED AND SOLD.

If one or more individual Assets are deemed to be in need of repair prior to shipment, Lessor will conduct necessary repairs at Lessor’s expense and the individual Assets will be shipped to Lessee at a date later than the majority of Assets are shipped. If the value of the individual Assets to be repaired is less than 15% of the total value of Assets as indicated in Exhibit A, no adjustment to the Lease Prepayment will be made. If the value of such individual Assets is greater than 15% of the total value of the Assets as indicated in Exhibit A, then the Lease Prepayment will be adjusted accordingly.

(d)  LIMITATION/DISCLAIMER OF LIABILITY.    EXCEPT FOR DAMAGES CAUSED BY LESSOR’S WILLFUL MISCONDUCT, RECKLESSNESS, OR GROSS NEGLIGENCE, THE PARTIES AGREE THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSOR LIMITS OR DISCLAIMS LIABILITY RELATED TO THE MANUFACTURE, DELIVERY, OR USE OF THE ASSETS AND/OR SUPPLIES USED IN CONNECTION WITH THE ASSETS, AS FOLLOWS:

(1)  FOR DIRECT DAMAGES, LESSOR’S LIABILITY IS LIMITED TO THE AMOUNTS PAID BY LESSEE FOR THE ASSETS GIVING RISE TO, OR WHICH ARE THE SUBJECT OF, THE CLAIM WHETHER SUCH CLAIM ALLEGES BREACH OF CONTRACT, TORTIOUS CONDUCT INCLUDING BUT NOT LIMITED TO NEGLIGENCE OR ANY OTHER THEORY;

(2)  LESSOR DISCLAIMS LIABILITY FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, REVENUE, OR PROFIT) WHETHER SUCH CLAIM ALLEGES BREACH OF CONTRACT, TORTIOUS CONDUCT INCLUDING BUT NOT LIMITED TO NEGLIGENCE, OR ANY OTHER THEORY.

2.2    Representations and Warranties of Lessee.    Lessee represents and warrants to Lessor as follows:

(a)  Organization and Qualification.    It is a corporation duly organized, existing and in good standing under the laws of Taiwan, R.O.C., and has the corporate power to own its properties and to carry on its business as now being conducted.

(b)  Authorization; Enforcement.    It has full legal right, power and authority to enter into and perform this Agreement and the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by it.

(c)  No Conflicts.    The execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby will not result in a violation of its certificate of incorporation or bylaws or any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties or assets is bound or affected. No Consent, authorization or order of, or filing or registration with, any Governmental Authority or any other Person is required for the execution, delivery and performance by it of this Agreement.

ARTICLE 3

OTHER AGREEMENTS

3.1     Asset Support.    Lessee acknowledges and agrees that it shall deal directly with the respective manufacturer, or manufacturer’s representative to obtain support for operation of the Assets at Lessee’s sole cost and expense. Lessee agrees to take delivery, store, use and care for Assets to the same degree Lessee uses with respect to his own assets. Lessee agrees to perform preventative maintenance, maintenance, and repairs to Assets at his sole expense to maintain them in proper working order during the lease term. Lessee agrees to perform any preventative maintenance in accordance with recommendations of the equipment manufacturer’s recommendations, or the Lessor’s reasonable instructions. Lessee shall maintain insurance coverage at his sole discretion for the Assets while in use or in storage at Lessee’s facility.

ARTICLE 4

GENERAL

4.1    Survival of Representations and Warranties.    Each of the representations and warranties made by the parties in this Agreement shall survive until the expiration of the lease period any applicable statute of limitations.

4.2    Defined Terms.    As used herein, the terms below shall have the following meanings:

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof or entity or agency exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Person” means an individual, a corporation, a partnership (general or limited), a limited liability company, an association, a trust or other entity or organization, including a Governmental Authority.

4.3    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement of the parties and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions heretofore between the parties with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by written agreement signed by both of the parties hereto.

4.4    Notices.    Notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective party giving them (in the case of any corporation, the signature shall be by an officer or other authorized representative thereof) and delivered by hand or by telecopy or on the date of receipt indicated on the return receipt if mailed (registered or certified, return receipt requested, properly addressed and postage prepaid):

If to Lessor:

RF Monolithics, Inc.
4347 Sigma Road
Dallas, Texas 75244
Attention: David T. Somerville, VP QA and Corporate Development
Fax: (972)-404-9476
E-Mail: somerville@rfm.com

Copy to (which shall not constitute notice):

Morton PLLC
12222 Merit Drive, #1270
Dallas, Texas 75251
Attention: Stephen Morton, Esq.
Fax: (972) 934-9299
E-Mail: smorton@mortonpllc.com

If to Lessee:

Yu Tung Huang
Tai-Saw Technology Co., Ltd.
No. 3, Industrial 2nd Rd.

Ping-Chen Industrial District
Taoyuan 324, Taiwan, R.O.C.
Facsimile: 886-3-469-7523
E-Mail: ythuang@mail1.taisaw.com

Copy to (which shall not constitute notice):

4.5    Governing Law.    This Agreement is performable, in part, in Dallas County, Texas and, in part, in Taiwan, R.O.C. and shall be governed by and construed in accordance with laws of the State of Texas, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than State of Texas. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

4.6    Expenses.    Each party shall bear its own expenses in connection with the execution, delivery and performance of this Agreement. Additional expenses to be paid by the Parties of this Agreement are as follows:

(a)  Crating.    The parties acknowledged that Lessor has arranged for and paid for the crating and other normal expenses required to prepare the Assets for shipping to the Lessee pursuant to the Original Agreement, and that Lessee did not request or pay for any special preparation of Assets for shipping pursuant to the Original Agreement.

(b)  Shipping.    The parties acknowledge that Lessee paid for shipping the Assets from Dallas, Texas, to Lessee’s facility per the Original Agreement, and that Lessor arranged for shipment per the Original Agreement.

4.7    Dispute Resolution.

(a)  Negotiation.    In the event of any dispute or disagreement between parties as to the interpretation of any provisions of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the parties shall be free to exercise all other remedies available to it.

(b)    Dispute Resolution.    Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to paragraph (a) above, shall be settled exclusively by binding arbitration in Hong Kong., and in accordance with the current Commercial Arbitration Rules of the International Chamber of Commerce. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this contract. In the event the parties are unable to agree upon an arbitrator, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator. The language of the arbitration will be in English. The fees and expenses of the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided, that at the conclusion of the arbitration, the arbitrator may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts), plus interest, to the prevailing party to the extent that in the judgment of the arbitrator it is fair to do so. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or her sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or her award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in this Section 4.7 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction. Any monetary award will be made and payable in U.S. dollars free of any tax or other deduction.

4.8    Headings; References.    The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

4.9    Counterparts.    This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

4.10    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance is determined to be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.11    English Controlling.    For purposes of convenience, this Agreement may be translated, but it is understood that the English version of the Agreement (and the Exhibits) will control for all purposes. In the case of a conflict between the two versions, the parties are responsible for performing in accordance with the English version hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.

RF MONOLITHICS, INC.

Signature:	/s/ Jon S. Prokop
Printed Name:	Jon S. Prokop
Title:	VP Manufacturing
Date:	December 2, 2002

TAI-SAW TECHNOLOGY CO., LTD.

Signature:	/s/ Yu-Tung Huang
Printed Name:	Yu-Tung Huang
Title:	President
Date:	November 20,2002

Exhibit A
“ASSETS”

[RFM 018—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.]